Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 30, 2016 relating to the combined financial statements and financial statement schedule of Cousins Houston (the “Company”) (which report expresses an unqualified opinion on the combined financial statements and financial statement schedule and includes an explanatory paragraph relating to the allocation of certain operating expenses from Cousins Properties Incorporated) appearing in Parkway, Inc.’s Registration Statement on Form 10.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

October 6, 2016